Exhibit (a)(1)(F)

FORM OF EMAIL

CONFIRMING RECEIPT OF OPTION EXCHANGE ELECTION FORM

From:	HOOKIPA Pharma Inc.
Subject:	Confirmation of Receipt of Option Exchange Election Form

This email is to confirm receipt of the Election Form. If you did not make these changes and believe you are receiving this email in error, please contact legal@hookipapharma.com, for further instructions.

Grants you have chosen to exchange:

•	[grant Name]: [outstanding options] to be exchanged for [number of new options] New Options.
•	[grant Name]: [outstanding options] to be exchanged for [number of new options] New Options.
•	[grant Name]: [outstanding options] to be exchanged for [number of new options] New Options.

If you have any questions regarding these changes, please contact legal@hookipapharma.com.

Your election may be changed or withdrawn at any time before 11:59 p.m., Eastern Daylight Time, on September 7, 2023, unless the Exchange Offer is extended. You should direct questions about the Exchange Offer or requests for assistance by email to legal@hookipapharma.com. Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Exchange Offer.